Exhibit 99.1

API Nanotronics Announces Third Quarter Results

—Increased Gross Margins Highlight Improved Operating Efficiencies

—Strong Balance Sheet Allows Company to Implement Share Buyback

NEW YORK, NY—(Marketwire – April 14, 2009)—API Nanotronics Corp. (OTCBB: APIA.OB) (“API” or the “Company”), a leading supplier of electronic components, systems and sub-systems, nano-optics and nanotechnology research and development to the defense and communications sectors, today announced third quarter and nine month operating results for the period ended February 28, 2009.

Financial Highlights for the Third Quarter Ended February 28, 2009

—Revenue was $5.8 million, a 22% decrease from the $7.4 million reached in the same quarter of fiscal 2008;

—Gross margins improved 3% to 29% in the third quarter of 2009, compared to 26% in the same quarter of the previous year and up over 100% from second quarter 2009 gross margins of 13%. Excluding restructuring charges, third quarter 2009 gross margins were 30%1;

—Net loss for the third quarter was $1.6 million or ($0.05) per share, compared to a loss of $1.1 million or ($0.04) per share in third quarter of 2008. The net loss includes nanotechnology R&D expenses of $1.1 million. Excluding such expenses, net loss for the third quarter of 2009 would have been $0.5 million1;

—Balance sheet with over $2.5 million in cash and marketable securities; and

—Backlog increased over 7% from the second quarter to over $15.6 million, highlighted by a 32% year over year increase at the Company’s National Hybrid division to $8.3 million.

Financial Highlights for the Nine Months Ended February 28, 2009

—Revenue was $19.4, a decrease of 12% from $22.1 million in the same period in fiscal 2008;

—Gross margins declined 4% to 23% in the first nine months of fiscal 2009 from the previous year’s 27%. Excluding restructuring charges gross margins for the first nine months of 2009 were 26%1; and

—Net loss of $4.3 million or ($0.12) per share for the first nine months of fiscal 2009, compared to net loss of $3.0 million or ($0.12) per share for the same period of fiscal 2008. The GAAP net loss includes nanotechnology R&D expenses. Excluding such expenses, net loss for the first nine months of 2009 would have been $1.2 million1.

Operating Highlights

—During third quarter of fiscal 2009, API continued its consolidation efforts and the shift of some manufacturing overseas resulting in a greater than 100% gross margin improvement from the previous quarter to 29%. Excluding restructuring charges related to the ongoing consolidation, third quarter gross margins were 67% higher than the second quarter1; and

—During the quarter the Company announced that due to what its board of directors deems an undervalued share price and its strong balance sheet it authorized the repurchase of up to 10% of the Company’s outstanding common shares.

Stephen Pudles, Chief Executive Officer of API Nanotronics Corp., stated, “Recent and continuing consolidation initiatives are delivering a better operating foundation for the Company’s future. We are already seeing improved operating margins in this past quarter. We believe in our current products and that investments in innovative technologies will yield new products and growth going forward.”

About API Nanotronics Corp. (OTCBB: APIA)

API Nanotronics Corp., through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems, Keytronics and API Nanofabrication Corporation, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API is also developing a leadership position in the R&D and manufacture of nanotechnology and MEMS products. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, New Jersey and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIA. For further information, please visit the company website at www.apinanotronics.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits, our ability to protect our intellectual property, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, the effect of growth on our infrastructure and the effect of competition in the electronic components, nano-optics and nanotechnology industries. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

1 In this press release, API has provided a non-GAAP financial measure for (i) gross margins to reflect its financial results without our restructuring charges, and (ii) net loss to reflect its financial results without research and development expenses. API presents this non-GAAP information as a supplemental figure because management believes it makes it easier for investors to compare current and historical period operating results. These are not recognized measures under US GAAP, do not have standardized meanings, and are unlikely to be comparable to similar measures used by other companies. Accordingly, investors are cautioned that these non-GAAP measures should not be construed as an alternative to gross profit margins or net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows.

The following table reconciles third quarter GAAP net income (loss) to non-GAAP net income (loss).

Net Income (Loss) (In millions)	Q309	Q308
GAAP Net income (loss)	$(1.6)	$(1.1)
Research & Development	$1.1	$1.1
Non-GAAP Net Income/loss	$(0.5)	$0.0

The following table reconciles nine month GAAP net income (loss) to non-GAAP net income (loss).

Net Income (Loss) (In millions)	Nine Months 09	Nine Months 08
GAAP Net income (loss)	$(4.3)	$(3.0)
Research & Development	$3.1	$2.3
Non-GAAP Net income/loss	$(1.2)	$(0.7)

The following table reconciles third quarter GAAP gross margins to non-GAAP gross margins.

GAAP Gross Margins	Q309	Q308
GAAP Gross Margins	$1.6	$1.9
GAAP Gross Margin %	29%	26%
Restructuring Charge	$0.1	—
Non-GAAP Gross Margin	$1.7	$1.9
Non-GAAP Gross Margin %	30%	26%

The following table reconciles nine month GAAP gross margins to non-GAAP gross margins.

GAAP Gross Margins	Nine Months 09	Nine Months 08
GAAP Gross Margins	$4.5	$6.0
GAAP Gross Margin %	23%	27%
Restructuring Charge	$0.6	—
Non-GAAP Gross Margins	$5.1	$6.0
Non-GAAP Gross Margin %	26%	27%

Contact:

Steve Bulwa

Director of Corporate Communications

API Nanotronics Corp.

1-877-API-O-API (274-0274)

Email Contact

Source: API Nanotronics Corp.